STEWART INFORMATION SERVICES CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED PERFORMANCE UNIT AGREEMENT (the “Award Agreement”) is hereby granted as of March 26, 2024 (the “Grant Date”) by Stewart Information Services Corporation, a Delaware corporation (the “Company”), to NAME (the “Participant”) pursuant to the Stewart Information Services Corporation 2020 Incentive Plan (the “Plan”), and subject to the terms and conditions set forth therein and as set out in this Award Agreement. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan or as set forth herein.
By action of the Committee, and subject to the terms of the Plan, the Participant is hereby granted Restricted Stock Units as described in Article VII of the Plan, subject to the terms of the Plan and to the provisions set forth in this Award Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Agreement, the Company and the Participant agree as follows:
1.Grant. The Company hereby grants to the Participant, upon the terms and conditions set forth in this Award Agreement and as set forth in the Plan, NUMBER Restricted Stock Units (the “Units”), representing a contractual right of the Participant potentially to receive shares of Common Stock (“Shares”). The number of Shares to be delivered at settlement, if any, shall be determined by reference to the number of Units that are deemed vested and to be settled, provided all of the conditions for settlement of the Units have been satisfied and subject to the terms and conditions of the Plan and this Award Agreement.
2.Performance Criteria. The Units subject to this Award Agreement shall be earned and vested based on the satisfaction of the Performance Restriction and the Time-Based Restriction, each of which is described below.
(a)Performance Restriction
In order for the Units to vest, the Committee must determine that the Company has achieved 4.5% or greater Adjusted Pre-Tax Margin (defined below) in at least three calendar quarters of any of the next seven calendar quarters starting April 1, 2024 (the “Performance Restriction”). The seven calendar quarters beginning April 1, 2024, and ending December 31, 2025 are defined as the (“Measurement Period”). This determination shall occur during the ninety (90) day period following the end of the Measurement Period.
For purposes of this Agreement, the following definitions shall apply:
(i)“Adjusted Pre-Tax Margin” is the amount calculated by dividing (i) Modified Pre-Tax Profits, by (ii) Modified Gross Revenues.
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(ii)“Modified Pre-Tax Profits” is “Income before taxes and non controlling interests”, as reported in the 10-Q/10-K, as modified by the Committee in its sole discretion, as necessary to remove the effect of investment and other gains (losses) and acquired intangible asset amortization, as well as the effects of non-recurring, unusual and/or extraordinary items (in each event as determined by the Committee).
(iii)“Modified Gross Revenues” is Total Revenues as reported in the 10-Q/10-K, as modified by the Committee in its sole discretion, as necessary to remove the effect of investment and other gains (losses), as well as the effects of non-recurring, unusual and/or extraordinary items (in each event as determined by the Committee).
(b)Time-Based Restriction

Anniversary Date	% of Restricted Stock Units
Third (3rd) anniversary of the Grant Date	100.0%

3.Vesting and Forfeiture.
(a)If the Performance Restriction has been achieved prior to the Anniversary Date, then the percentage of Units indicated next to the Anniversary Date shall vest on the Anniversary Date (referred to as the “Time-Based Restriction”).
(i)Notwithstanding any provision of this Agreement or the Plan, if the Company does not satisfy the Performance Restriction for the Measurement Period, all Units shall be forfeited to the Company.
(ii)Except as expressly provided in Section 3(c) below, any Units that are not vested as of the date of the Participant’s termination of employment for any reason shall be automatically forfeited without any further action required to be taken by the Participant or the Company.
(b)Notwithstanding any other provision of this Award Agreement, and except as provided in Section 2(a)(i) above, in the event the Participant is terminated in connection with a Change in Control, the Participant shall be vested in the number of Units set forth in Section 1 as of the date of the Participant’s termination of employment.
(c)Waiver of Continued Employment Requirement. The general requirement that the Participant be satisfying the Time-Based Restriction by being continuously employed through the date the Units are settled (the “Employment Requirement”) shall be waived to the extent provided in this Section 2(c), subject, however, in all regards, to the Committee’s discretionary authority as provided under the Plan. Specifically, the Employment Requirement shall not be applicable in the following circumstances (“Special Circumstances”):
(i)The Participant’s termination of employment under circumstances where the Participant is eligible for benefits under the Company’s Executive Voluntary Retirement Plan;
(ii)Termination of the Participant’s employment due to Executive’s death;
(iii)Termination of the Participant’s employment due to Executive’s Disability;
(iv)Termination of the Participant’s employment by the Company without Cause; or
(v)Termination of the Participant’s employment by the Participant by Executive for Good Reason (but only in circumstances where the Participant’s employment agreement provides for severance pay benefits on a resignation for Good Reason.
In order for the Participant to receive any Shares with respect to Units following the occurrence of any of the above Special Circumstances, the Participant must execute and not, thereafter, revoke, a full release of all claims that Executive may have against the Company, its Subsidiaries and affiliates, and all of their respective officers, employees, directors, and agents, and that shall include the Participant’s agreement not to disparage the Company and not to divulge any of the Company’s confidential information, in a form acceptable to the Company in a form satisfactory to the Committee (the “Release”)
(d)Calculation of Special Pro-Rata Vesting. If the Participant is eligible for special pro-rata vesting under Section 2(c), vesting shall be calculated as follows:
(i)Special Pro-rata Vesting shall be based on semi-annual time increments (e.g. 6, 12, 18, 24, 30 or 36 months) with time worked during the applicable incentive period rounded up to the nearest semi-annual time increment. For example, if Executive worked (6) months and four (4) days during the applicable incentive period, the semi-annual time increment will be 12 months. The calculation of Special Pro-Rata Vesting shall be determined by dividing the semi-annual time increment by the total months in the performance period.
(ii)By way of hypothetical example only: (1) if Executive shall experience a Special Vesting Termination Event after having worked exactly 24 months of a 36-month incentive program, Executive would receive 66.67% of the applicable LTI Award. Alternatively, (2) if Executive shall experience a Special Vesting Termination

Event after having worked 24 months and 1 day of a 36-month incentive program, Executive would receive 83.33% of the applicable LTI Award. The formula for calculating Special Pro-Rata Vesting based on the foregoing hypothetical examples is as follows:
Example 1: (24 / 36) = 66.67%
Example 2: (30 / 36) = 83.33%
(iii)The time of payment of LTI Awards subject to Special Pro-Rata Vesting shall occur as provided in the applicable LTI Awards.
(e)Notwithstanding anything herein to the contrary, in the event the Participant is terminated for Cause, the Participant’s rights to any payments otherwise due under this Award Agreement are forfeited in their entirety.
4.Status of Units. The Units subject to this Award Agreement are not intended to constitute property for purposes of Section 83 of the Code. The Units represent a right to receive a payment, in the form Shares, at the time the Units are settled.
5.Time of Payment/Settlement. In all cases, Units that are vested and settled under the terms of this Award Agreement shall be settled on or as soon as practicable following the Anniversary Date set forth in Section 2(b), and shall be settled by the delivery of Shares corresponding to the portion of the Units that are indicated as being vested on the Anniversary Date. In addition, in the event any dividends are paid to shareholders during the Measurement Period or thereafter prior to the settlement of the Units, the Participant shall be entitled to a payment equal to the amount that would have been paid as dividends to the Participant had the Participant held the Shares actually delivered to the Participant throughout that period (“Dividend Equivalents”). The Committee shall have the right to determine whether the Dividend Equivalents shall be paid in cash or in the form of a distribution of additional shares of Common Stock having the same value and to determine whether to deem such dividends to have been reinvested in shares at the time the dividends were paid.
6.Employment. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to be continued as an employee of the Company or interfere in any way with the right of the Company to remove the Grantee as an employee at any time for any cause.
7.Binding Effect. This Award Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, but except as provided above, the Units subject to this Award Agreement shall not be assigned or otherwise disposed of by the Participant.

8.The Plan. This Award Agreement is subject to the terms and conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.

WITNESS WHEREOF, this Award Agreement, effective March 26, 2024, has been entered into and executed on this day of __________.

STEWART INFORMATION SERVICES CORPORATION

By: ________________________________
    Its Chairman of the Board or Chief Executive Officer

ACKNOWLEDGED

By: ________________________________
    PARTICIPANT